Filed pursuant to Rule 424(b)(3)

Registration No. 333-265714

PROSPECTUS SUPPLEMENT NO. 2

(To the Prospectus Dated July 19, 2022)

biote Corp.

Up to 72,069,990 Shares of Class A Common Stock

Up to 67,856,462 Shares of Class A Common Stock

Up to 5,566,666 Warrants

This prospectus supplement supplements the prospectus dated July 19, 2022 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-265714), as amended. This prospectus supplement is being filed to update and supplement the selling securityholders table in the Prospectus to reflect certain transfers or other assignments of shares of our Class A Common Stock, $0.0001 par value per share (the “Class A Common Stock”), beneficially owned by Haymaker Sponsor III LLC (the “Sponsor”) to certain additional selling securityholders identified herein. The information with regard to the other selling securityholders is unchanged from the information contained in the Prospectus.

The Prospectus and this prospectus supplement relate to the issuance by us of an aggregate of up to up to 72,069,990 shares of our Class A Common Stock consisting of (i) 7,937,500 shares of Class A Common Stock issuable upon the exercise of 7,937,500 warrants (the “Public Warrants”) originally issued in the initial public offering of Haymaker Acquisition Corp. III (the “IPO”) at a price of $10.00 per unit with each unit consisting of one share of HYAC Class A Common Stock (as defined in the Prospectus) and one-fourth of a Public Warrant, (ii) 5,566,666 shares of Class A Common Stock issuable upon the exercise of warrants (the “Private Placement Warrants” and together with the Public Warrants, the “Warrants”), which were originally purchased by the Sponsor in connection with the IPO at a price of $1.50 per Private Placement Warrant and (iii) 58,565,824 shares of Class A Common Stock issuable to the Members (as defined in the Prospectus) upon exercise of the Retained Biote Units (as defined in the Prospectus) pursuant to the Exchange Rights (as defined in the Prospectus), which were originally issued at an assumed price per Retained Biote Unit of approximately $10.00.

In addition, the Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling securityholders named in the Prospectus or their permitted transferees (the “selling securityholders”) of (A) 67,856,462 shares of our Class A Common Stock, consisting of (i) 7,937,500 shares of Class A Common Stock originally issued in a private placement to the Sponsor in connection with the IPO at a price of approximately $0.003 per share, (ii) 5,566,666 shares of Class A Common Stock issuable upon the exercise of the Private Placement Warrants and (iii) 54,352,296 shares of Class A Common Stock issuable to the Members (as defined in the Prospectus) upon exercise of the Retained Biote Units (as defined in the Prospectus) pursuant to the Exchange Rights (as defined in the Prospectus) and (B) 5,566,666 Private Placement Warrants, which Private Placement Warrants were originally issued at a purchase price of $1.50 per Private Placement Warrant.

Our Class A Common Stock and Public Warrants are listed on Nasdaq Global Market, under the symbols “BTMD” and “BTMDW,” respectively. For more details, please see our risk factor relating to a Nasdaq delisting beginning on page 43 of the Prospectus. On July 18, 2022, the last reported sales price of our Class A Common Stock was $4.98 per share and the last reported sales price of our Public Warrants was $0.3702 warrant.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

We are an “emerging growth company” and “smaller reporting company” under applicable federal securities laws and will be subject to reduced public company reporting requirements. Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 8 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 19, 2022

Selling Securityholders

The following information is provided as of July 19, 2022 to update and supplement the selling securityholders table in the Prospectus to (i) reflect transfers by the Sponsor of an aggregate of (a) 7,137,500 shares of Class A and (b) 5,566,666 Warrants previously held by it, as a result of a distribution to its members (the “Distribution”).

The table below sets forth, for each selling securityholders, the name, the number of shares of Class A Common Stock and Warrants beneficially owned, the maximum number of shares of Class A Common Stock and Warrants that may be offered pursuant to this Prospectus and the number of shares of Class A Common Stock and Warrants that would be beneficially owned after the sale of the maximum number of shares of Class A Common Stock and Warrants.

We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the selling securityholders have sole voting and investment power with respect to all shares of Class A Common Stock and Warrants that they beneficially own, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the selling securityholders, no selling securityholder is a broker-dealer or an affiliate of a broker dealer.

Please see the section titled “Plan of Distribution” in the Prospectus for further information regarding the selling securityholder’s method of distributing these shares.

Name of Selling Securityholder	Number of Shares Beneficially Owned prior to Offering	Number of Shares being Offered	Number of Shares Beneficially Owned after Offering	Percent Owned after Offering	Number of Warrants Beneficially Owned prior to Offering	Number of Warrants being Offered	Number of Warrants Beneficially Owned after Offering	Percent Owned after Offering
Christopher Bradley(1)	710,267	710,267	—	—	89,379	89,379	—	—
JMT Holdings, LLC(2)	15,053	15,053	—	—	—	—	—	—
Valerie Lynn-Nicosia(3)	20,017	20,017	—	—	—	—	—	—
Armbar LLC(4)	258,079	258,079	—	—	229,816	229,816	—	—
David Harrison Heyer(5)	655,026	655,026	—	—	51,070	51,070	—	—
Kate J Heyer 2013 Trust(6)	597,678	597,678	—	—	—	—	—	—
John Testa(7)	86,027	86,027	—	—	76,605	76,605	—	—
Roger Meltzer(8)	86,027	86,027	—	—	76,605	76,605	—	—
Steven Powell(9)	57,348	57,348	—	—	51,070	51,070	—	—
Walter McLallen(10)	215,065	215,065	—	—	191,513	191,513	—	—
The Michael Jesselson 12/18/80 Trust(11)	57,348	57,348	—	—	51,070	51,070	—	—
Boris Family Holding LLC(12)	143,376	143,376	—	—	127,675	127,675	—	—
David Rockwell(13)	57,348	57,348	—	—	51,070	51,070	—	—
David Feinstein(14)	58,664	58,664	—	—	51,074	51,074	—	—
Jonathan Ghitis(15)	14,666	14,666	—	—	12,768	12,768	—	—
APJM Partners, LLC(16)	143,376	143,376	—	—	127,675	127,675	—	—
Meteora Capital Partners, LP(17)	404,326	404,326	—	—	480,061	480,061	—	—
Ridgeview Holdings LLC(18)	40,430	40,430	—	—	48,006	48,006	—	—
Guines LLC(19)	363,895	363,895	—	—	432,055	432,055	—	—
CPC Sponsor Opportunities I, LP(20)	110,763	110,763	—	—	131,512	131,512	—	—
CPC Sponsor Opportunities I (Parallel), LP(21)	92,471	92,471	—	—	109,794	109,794	—	—
Shorefield Global Limited(22)	203,238	203,238	—	—	241,307	241,307	—	—
Steven J. Heyer(23)	729,856	729,856	—	—	1,442,737	1,442,737	—	—
Andrew R. Heyer(24)	1,863,906	1,863,906	—	—	1,366,129	1,366,129	—	—
Mindy B. Heyer 2021 Grantor Retained Annuity Trust(25)	153,250	153,250	—	—	127,675	127,675	—	—

Total	7,137,500	7,137,500	—	—	5,566,666	5,566,666	—	—

1.

The shares and warrants reflected as beneficially owned prior to the offering were received by Christopher Bradley in connection with a liquidating distribution by the Sponsor. Includes 115,230 shares of Class A Common Stock that may not be offered, sold transferred, pledged or otherwise disposed of except (i) pursuant to effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”) or an exemption thereto and (ii) after the conditions contained in the Business Combination Agreement, dated as of December 13, 2021, by and among the Company, Haymaker Sponsor III LLC, Dr. Gary Donovitz, in his individual capacity, and Teresa S. Weber, in her capacity as the Members’ Representative (the “BCA”), if any, have been fulfilled.

2.

The shares and warrants reflected as beneficially owned prior to the offering were received by JMT Holdings, LLC in connection with a liquidating distribution by the Sponsor. Includes 4,854 shares of Class A Common Stock that may not be offered, sold transferred, pledged or otherwise disposed of except (i) pursuant to effective registration statement under the Securities Act or an exemption thereto and (ii) after the conditions contained in the BCA, if any, have been fulfilled.

3.	The shares and warrants reflected as beneficially owned prior to the offering were received by Valerie Lynn-Nicosia in connection with a liquidating distribution by the Sponsor.
4.

The shares and warrants reflected as beneficially owned prior to the offering were received by Armbar LLC in connection with a liquidating distribution by the Sponsor. Includes 83,211 shares of Class A Common Stock that may not be offered, sold transferred, pledged or otherwise disposed of except (i) pursuant to effective registration statement under the Securities Act or an exemption thereto and (ii) after the conditions contained in the BCA, if any, have been fulfilled.

5.

The aggregate number of shares and warrants reflected as beneficially owned prior to the offering were received by David Harrison Heyer and the David H Heyer 2013 Trust in connection with a liquidating distribution by the Sponsor. Includes (a) 38,859 shares of Class A Common Stock, 18,489 shares of Class A Common Stock that may not be offered, sold transferred, pledged or otherwise disposed of except (i) pursuant to effective registration statement under the Securities Act or an exemption thereto and (ii) after the conditions contained in the BCA, if any, have been fulfilled and 51,070 warrants held directly by David Harrison Heyer; and (b) 494,388 shares of Class A Common Stock and 103,290 shares of Class A Common Stock that may not be offered, sold transferred, pledged or otherwise disposed of except (i) pursuant to effective registration statement under the Securities Act or an exemption thereto and (ii) after the conditions contained in the BCA, if any, have been fulfilled, held by the David H Heyer 2013 Trust. David Harrison Heyer is the trustee of the David H Heyer 2013 Trust and has voting and dispositive power of the securities held by such entity.

6.

The shares and warrants reflected as beneficially owned prior to the offering were received by Kate J Heyer 2013 Trust in connection with a liquidating distribution by the Sponsor. Kate J. Heyer is the trustee of The Kate J. Heyer 2013 Trust. Includes 103,290 shares of Class A Common Stock that may not be offered, sold transferred, pledged or otherwise disposed of except (i) pursuant to effective registration statement under the Securities Act or an exemption thereto and (ii) until the conditions contained in the BCA, if any, have been fulfilled.

7.

The shares and warrants reflected as beneficially owned prior to the offering were received by John Testa in connection with a liquidating distribution by the Sponsor. Includes 27,738 shares of Class A Common Stock that may not be offered, sold transferred, pledged or otherwise disposed of except (i) pursuant to effective registration statement under the Securities Act or an exemption thereto and (ii) until the conditions contained in the BCA, if any, have been fulfilled.

8.

The shares and warrants reflected as beneficially owned prior to the offering were received by Roger Meltzer in connection with a liquidating distribution by the Sponsor. Includes 27,738 shares of Class A Common Stock that may not be offered, sold transferred, pledged or otherwise disposed of except (i) pursuant to effective registration statement under the Securities Act or an exemption thereto and (ii) until the conditions contained in the BCA, if any, have been fulfilled.

9.

The shares and warrants reflected as beneficially owned prior to the offering were received by Steven Powell in connection with a liquidating distribution by the Sponsor. Includes 18,489 shares of Class A Common Stock that may not be offered, sold transferred, pledged or otherwise disposed of except (i) pursuant to effective registration statement under the Securities Act or an exemption thereto and (ii) until the conditions contained in the BCA, if any, have been fulfilled.

10.

The shares and warrants reflected as beneficially owned prior to the offering were received by Walter McLallen in connection with a liquidating distribution by the Sponsor. Includes 69,342 shares of Class A Common Stock that may not be offered, sold transferred, pledged or otherwise disposed of except (i) pursuant to effective registration statement under the Securities Act or an exemption thereto and (ii) until the conditions contained in the BCA, if any, have been fulfilled.

11.

The shares and warrants reflected as beneficially owned prior to the offering were received by The Michael Jesselson 12/18/80 Trust in connection with a liquidating distribution by the Sponsor. Includes 18,489 shares of Class A Common Stock that may not be offered, sold transferred, pledged or otherwise disposed of except (i) pursuant to effective registration statement under the Securities Act or an exemption thereto and (ii) until the conditions contained in the BCA, if any, have been fulfilled.

12.

The shares and warrants reflected as beneficially owned prior to the offering were received by Boris Family Holding LLC in connection with a liquidating distribution by the Sponsor. Includes 46,227 shares of Class A Common Stock that may not be offered, sold transferred, pledged or otherwise disposed of except (i) pursuant to effective registration statement under the Securities Act or an exemption thereto and (ii) until the conditions contained in the BCA, if any, have been fulfilled.

13.

The shares and warrants reflected as beneficially owned prior to the offering were received by David Rockwell in connection with a liquidating distribution by the Sponsor. Includes 18,489 shares of Class A Common Stock that may not be offered, sold transferred, pledged or otherwise disposed of except (i) pursuant to effective registration statement under the Securities Act or the exemption thereto and (ii) until the conditions contained in the BCA, if any, have been fulfilled.

14.

The shares and warrants reflected as beneficially owned prior to the offering were received by David Feinstein in connection with a liquidating distribution by the Sponsor. Includes 15,904 shares of Class A Common Stock that may not be offered, sold transferred, pledged or otherwise disposed of except (i) pursuant to effective registration statement under the Securities Act or an exemption thereto and (ii) until the conditions contained in the BCA, if any, have been fulfilled.

15.

The shares and warrants reflected as beneficially owned prior to the offering were received by Jonathan Ghitis in connection with a liquidating distribution by the Sponsor. Includes 3,976 shares of Class A Common Stock that may not be offered, sold transferred, pledged or otherwise disposed of except (i) pursuant to effective registration statement under the Securities Act or an exemption thereto and (ii) until the conditions contained in the BCA, if any, have been fulfilled.

16.

The shares and warrants reflected as beneficially owned prior to the offering were received by APJM Partners, LLC in connection with a liquidating distribution by the Sponsor. Includes 46,227 shares of Class A Common Stock that may not be offered, sold transferred, pledged or otherwise disposed of except (i) pursuant to effective registration statement under the Securities Act or an exemption thereto and (ii) until the conditions contained in the BCA, if any, have been fulfilled.

17.

The shares and warrants reflected as beneficially owned prior to the offering were received by Meteora Capital Partners, LP in connection with a liquidating distribution by the Sponsor. Includes 130,365 shares of Class A Common Stock that may not be offered, sold transferred, pledged or otherwise disposed of except (i) pursuant to effective registration statement under the Securities Act or an exemption thereto and (ii) until the conditions contained in the BCA, if any, have been fulfilled.

18.

The shares and warrants reflected as beneficially owned prior to the offering were received by Ridgeview Holdings LLC in connection with a liquidating distribution by the Sponsor. Includes 13,035 shares of Class A Common Stock that may not be offered, sold transferred, pledged or otherwise disposed of except (i) pursuant to effective registration statement under the Securities Act or the exemption thereto and (ii) until the conditions contained in the BCA, if any, have been fulfilled.

19.

The shares and warrants reflected as beneficially owned prior to the offering were received by Guines LLC in connection with a liquidating distribution by the Sponsor. Includes 117,330 shares of Class A Common Stock that may not be offered, sold transferred, pledged or otherwise disposed of except (i) pursuant to effective registration statement under the Securities Act or an exemption thereto and (ii) until the conditions contained in the BCA, if any, have been fulfilled.

20.

The shares and warrants reflected as beneficially owned prior to the offering were received by CPC Sponsor Opportunities I, LP in connection with a liquidating distribution by the Sponsor. Includes 35,712 shares of Class A Common Stock that may not be offered, sold transferred, pledged or otherwise disposed of except (i) pursuant to effective registration statement under the Securities Act or an exemption thereto and (ii) until the conditions contained in the BCA, if any, have been fulfilled.

21.

The shares and warrants reflected as beneficially owned prior to the offering were received by CPC Sponsor Opportunities I, LP in connection with a liquidating distribution by the Sponsor. CPC is the investment manager for the CPC Funds. Includes 29,814 shares of Class A Common Stock that may not be offered, sold transferred, pledged or otherwise disposed of except (i) pursuant to effective registration statement under the Securities Act or an exemption thereto and (ii) until the conditions contained in the BCA, if any, have been fulfilled.

22.

The shares and warrants reflected as beneficially owned prior to the offering were received by Shorefield Global Limited in connection with a liquidating distribution by the Sponsor. Includes 65,529 shares of Class A Common Stock that may not be offered, sold transferred, pledged or otherwise disposed of except (i) pursuant to effective registration statement under the Securities Act or an exemption thereto and (ii) until the conditions contained in the BCA, if any, have been fulfilled.

23.

The shares and warrants reflected as beneficially owned prior to the offering were received by Steven J. Heyer in connection with a liquidating distribution by the Sponsor. Includes 126,132 shares of Class A Common Stock that may not be offered, sold transferred, pledged or otherwise disposed of except (i) pursuant to effective registration statement under the Securities Act or an exemption thereto and (ii) after the conditions contained in the BCA, if any, have been fulfilled.

24.

The aggregate number of shares and warrants reflected as beneficially owned prior to the offering were received by Andrew R. Heyer, Heyer Investment Management, LLC, Harris Reid Heyer Trust, the James Heyer Trust, Peter Justin Heyer Trust and William Heyer Trust in connection with a liquidating distribution by the Sponsor. Includes (a) 1,136,144 shares of Class A Common Stock, 237,369 shares of Class A Common Stock that may not be offered, sold transferred, pledged or otherwise disposed of except (i) pursuant to effective registration statement under the Securities Act or an exemption thereto and (ii) after the conditions contained in the BCA, if any, have been fulfilled and 957,568 warrants held directly by Andrew R. Heyer; (b) 202,826 shares of Class A Common Stock, 42,375 shares of Class A Common Stock that may not be offered, sold transferred, pledged or otherwise disposed of except (i) pursuant to effective registration statement under the Securities Act or an exemption thereto and (ii) after the conditions contained in the BCA, if any, have been fulfilled and 204,281 warrants held by Heyer Investment Management, LLC; (c) 50,705 shares of Class A Common Stock, 10,593 shares of Class A Common Stock that may not be offered, sold transferred, pledged or otherwise disposed of except (i) pursuant to effective registration statement under the Securities Act or an exemption thereto and (ii) after the conditions contained in the BCA, if any, have been fulfilled and 51,070 warrants held by the Harris Reid Heyer Trust; (d) 50,705 shares of Class A Common Stock, 10,593 shares of Class A Common Stock that may not be offered, sold transferred, pledged or otherwise disposed of except (i) pursuant to effective registration statement under the Securities Act or an exemption thereto and (ii) after the conditions contained in the BCA, if any, have been fulfilled and 51,070 warrants held by James Heyer Trust; (e) 50,705 shares of Class A Common Stock, 10,593 shares of Class A Common Stock that may not be offered, sold transferred, pledged or otherwise disposed of except (i) pursuant to effective registration statement under the Securities Act or an exemption thereto and (ii) after the conditions contained in the BCA, if any, have been fulfilled and 51,070 warrants held by the Peter Justin Heyer Trust; and (f) 50,705 shares of Class A Common Stock, 10,593 shares of Class A Common Stock that may not be offered, sold transferred, pledged or otherwise disposed of except (i) pursuant to effective registration statement under the Securities Act or an exemption thereto and (ii) after the conditions contained in the BCA, if any, have been fulfilled and 51,070 warrants held by the William Heyer Trust. Andrew R. Heyer is the managing member of Heyer Investment Management, LLC and has voting and dispositive power of the securities held by such entity. Andrew R. Heyer is a trustee of the trusts listed in (c)—(f) and has voting and dispositive power of the securities held by such entities.

25.

The shares and warrants reflected as beneficially owned prior to the offering were received by the Mindy B. Heyer 2021 Grantor Retained Annuity Trust in connection with a liquidating distribution by the Sponsor. Includes 26,484 shares of Class A Common Stock that may not be offered, sold transferred, pledged or otherwise disposed of except (i) pursuant to effective registration statement under the Securities Act or an exemption thereto and (ii) after the conditions contained in the BCA, if any, have been fulfilled.